UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2008 (January 23, 2008)

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Connecticut Avenue

Norwalk, Connecticut 06850

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2008, Affinion Group, Inc. (“Affinion”) entered into a three-year interest rate swap agreement with Credit Suisse for an initial notional amount of $450 million (the “Affinion Swap”). The notional amount will be increased to $500 million on February 21, 2009 and will be further increased to $600 million on February 21, 2010. Under the Affinion Swap, Affinion has agreed to pay a fixed interest rate of 2.86%, payable on a quarterly basis, with the first interest payment due on May 21, 2008, in exchange for receiving floating payments based on a three-month LIBOR (i) on the initial $450 million notional amount for the period beginning on February 21, 2008 through February 21, 2009, (ii) on the $500 million notional amount for the period beginning on February 21, 2009 through February 21, 2010 and (iii) on the $600 million notional amount for the period beginning on February 21, 2010 through February 21, 2011.

On each of January 23, 2008 and January 25, 2008, Affinion Group Holdings, Inc. (“Holdings”), the parent of Affinion, entered into a two-year interest rate swap agreement with Deutsche Bank AG, with interest rate swap agreements having a combined notional amount of $300 million (the “Holdings Swaps,” and together with the Affinion Swap, the “Swaps”). Under the January 23 interest rate swap agreement, which has a notional amount of $200 million, Holdings has agreed to pay a fixed interest rate of 2.79%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $200 million notional amount for the same period. Under the January 25 interest rate swap agreement, which has a notional amount of $100 million, Holdings has agreed to pay a fixed interest rate of 3.19%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $100 million notional amount for the same period.

The Swaps were designed as interest rate hedges intended to reduce a portion of the variability of the future interest payments on each of Affinion and Holdings’ credit facilities.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: January 29, 2008	By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Executive Vice President and General Counsel